Principal Global Investors, LLC 711 High Street Des Moines, Iowa 50392

May 28, 2020

State Street Global Services
Channel Center
1 Iron Street
Boston, MA 02210
Attention: Dave Whelan, Vice President

Re: PRINCIPAL EXCHANGE-TRADED FUNDS (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established a new series of shares to be known as Principal Spectrum Qualified Dividend Active ETF (the "Portfolio").

In accordance with Section 20.5, the Additional Portfolios provision, of the Custodian Agreement dated as of May 21, 2015, as amended, modified, or supplemented from time to time (the "Agreement"), by and among each registered investment company party thereto, and State Street Bank and Trust Company (''State Street"), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolio under the terms of the Agreement. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 20.6 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

PRINCIPAL EXCHANGE-TRADED FUNDS
on behalf of:
PRINCIPAL SPECTRUM QUALIFIED DIVIDEND ACTIVE ETF

By:	/s/ Tracy Bollin
Name:	Tracy Bollin
Title:	Managing Director - Fund Operations

Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized

Effective Date: June 15, 2020